TRANSITION AGREEMENT
And
EMPLOYMENT AGREEMENT AMENDMENT

This Transition Agreement and Employment Agreement Amendment (“Agreement”) is made as of the 11th day of November, 2020 (the “Effective Date”) by and between Sajid Malhotra (“Executive”) and Limelight Networks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

A. The Company and Executive entered into that certain Employment Agreement dated as of March 24, 2014 (the “Original Agreement”) which was subsequently amended as of January 1, 2015 (the “First Amendment”) and February 23, 2016 (the “Second Amendment”). The term “Employment Agreement” as used herein means the Original Agreement as amended by the First Amendment and Second Amendment. Employee and the Company also entered into an At-will Employment, Confidential Information Invention Assignment and Arbitration Agreement dated as of March 26, 2014, (the “Inventions Agreement”) and an Indemnification Agreement, (the “Indemnity Agreement”).

B.The Company and Executive intend that Executive will remain an employee until March 31, 2021, unless this Agreement is earlier terminated for Cause (the “Separation Date”). From the date of this Agreement until the Separation Date, Executive must be reasonably available during ordinary business hours to advise and consult on shareholder issues, corporate development, and other tasks that he would typically handle in his day-to-day responsibilities, as requested by the Chief Executive Officer (“CEO”).

C.The Parties also intend to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or termination of his employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive agree as follows:

1.Definitions. The following terms will have the meanings set forth below. The capitalized terms not otherwise defined herein will have the meaning set forth in the Employment Agreement.

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a.Transition Period means the period beginning on the Effective Date and ending on the Separation Date.
b.Equity Awards means all stock options (“Options”) and restricted stock units (“RSUs”) granted to Executive and currently outstanding as of the Effective Date.

c.Continued Vesting Date means September 1, 2021.

2.Performance of Duties During Transition Period. During the Transition Period, Executive will be reasonably available during ordinary business hours to advise and consult on shareholder issues, corporate development, and other tasks that he would typically handle in his day-to-day responsibilities, as requested by the CEO.

3.Separation upon Conclusion of Transition Period. Subject to Section 5 (release of claims), Executive will continue to receive through the Separation Date: (i) current Base Salary paid in accordance with normal payroll practices; (ii) benefits or compensation as provided under the terms of any executive benefit and compensation agreements or plans applicable to Executive; (iii) unreimbursed business expenses required to be reimbursed to Executive; (iv) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, this Agreement, and/or the Indemnity Agreement, as applicable and (v) the actual bonus achieved under the 2020 Management Bonus Plan by Executive, minus amounts already paid to Executive. Subject to IRC section 409A, the amount in subsection (v) above will be paid in a lump sum on the later of (a) the date on which the Company makes the final payment to participants of the 2020 Management Bonus Plan, but in no event will be paid later than March 15, 2021, or (b) within seven (7) days following the effective date of the Release referenced in Section 5 below. Any amounts in subsection (i) above will only be paid following the effective date of the Release referenced in Section 5 below. Executive will further receive reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (i) December 31, 2021, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans. Executive acknowledges that he will not receive any payment for accrued and unused vacation and waives any right thereto that may exist. Further, Executive will not participate under the 2021 Management Bonus Plan or any similar compensation program or arrangement.

4.Continued Vesting of Equity Awards Through the Continued Vesting Date. Subject to Section 5 (release of claims), unless the Company terminates this Transition Agreement for Cause, Executive’s existing Equity Awards will continue to vest in accordance with the existing vesting schedules through the Continued Vesting Date. In the event that the Company consummates a Change of Control transaction, and unless the Company terminates this Transition Agreement for Cause prior to such

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transaction, 100% of Executive’s then outstanding unvested Equity Awards that are scheduled to vest through the Continued Vesting Date will vest immediately. All Equity Awards unvested as of the end of the Continued Vesting Date will be forfeited on that date. Executive will be entitled to exercise outstanding vested Options until the first to occur of: (i) the one-year anniversary of the Separation Date or (ii) the applicable scheduled expiration date of such award as set forth in the award agreement. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option.

5.Releases of Claims. The receipt of any benefits pursuant to Sections 3 and 4 is subject to and conditioned upon Executive signing, concurrent herewith, and not revoking release of claims in a form reasonably acceptable to the Company (and substantially in the form attached hereto as Exhibit A) and honoring all continuing covenants in this Agreement, the Employment Agreement (including without limitation the provisions of section 8 thereof) and the Inventions Agreement.

6.Mutual Non-Disparagement. For a period of 12 months following the Separation Date, Employee and the Company (including its directors) will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Employee. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Employee, the Company or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable order, subpoena, law or regulation.

7.Amendment of Employment Agreement. This Agreement amends the Employment Agreement and supersedes the Employment Agreement to the extent provisions between the documents are inconsistent, and in particular, this Agreement supersedes and replaces in its entirety all the provisions of section 7 of the Employment Agreement regarding severance and Change in Control benefits. For the avoidance of doubt, if Executive is entitled to any benefits under this Agreement, Executive shall not be entitled to any different or additional benefits under the Employment Agreement. The provisions of the Employment Agreement that are not amended or superseded by this Agreement are applicable to, and incorporated into, this Agreement, including sections 15, 16 and 18 through 25 of the Employment Agreement.

8.Integration. This Agreement, together with the Employment Agreement, Inventions Agreement, Indemnity Agreement and the forms of equity award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and

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understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

9.Notices. Section 14 of the Employment Agreement, Notices, is amended to include the following updated address for notices to the Company:

1465 North Scottsdale Road
Suite 400
Scottsdale, Arizona 85257
Attn: Vice President of Human Resources

If to Executive:
Last residential address provided by Executive to the Company’s HR Department

In witness whereof, this Agreement has been signed as of the day and year first above written.

COMPANY:
LIMELIGHT NETWORKS, INC.

/s/ Robert Lento        Date: November 11, 2020
Robert Lento, Chief Executive Officer

EXECUTIVE:

/s/ Sajid Malhotra        Date: November 12, 2020
Sajid Malhotra
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